The Morgan Group, Inc.

Exhibit 11 - Statement Re:  Computation of Per Share Earnings


                                                Year Ended December 31

                                          1994           1995           1996
                                        ---------      ---------       --------
Fully Diluted
Average Shares Outstanding              1,333,333      1,333,333       1,333,33

Issuance  of 1.1 million
shares of Class A
Common  stock on July 22, 1993          1,100,000      1,100,000      1,100,000

Net  effect  of exercisable
warrants, price based upon the
Treasury Stock Method using average
stock prices                              120,730              0              0

Exercise of warrants,
net of tax benefit                              0         34,469         88,888

Redemption of shares of Series A
Preferred Stock                                 0          4,932        150,000

Effect of non-qualified options
outstanding, price based upon the
Treasury Stock method using
average price                                   0          1,520              0

Treasury  stock  repurchased                    0        (50,070)      (121,311)

Automatic  conversion of Series B
Redeemable Preferred Stock into
Class A Common Stock effected
contemporaneously
with the initial public offering          133,332        133,332        133,332
                                        ---------      ---------       --------
Total                                   2,687,395      2,557,516      2,684,242
                                        =========      =========      =========

Net income (loss)                     $ 2,212,000    $ 2,269,000    ($2,069,543)

Series A Redeemable
Preferred Stock dividends                (244,273)      (220,691)             0
                                      -----------    -----------    -----------
                                      $ 1,968,035    $ 2,048,707    ($2,069,543)
                                      ===========    ===========    ===========

Per share amount                      $      0.73    $       .80    ($      .77)
                                      ===========    ===========    ===========